Exhibit 6.69

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Agreement”), dated 9/16/2020, by and between E & E Capital Management, LLC (the “Landlord”) and                                (the “Tenant”).

WITNESSETH:

That for and in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1. The Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises (the “Premises”) as more particularly described at Exhibit “A”, attached hereto and incorporated herein by reference thereto, being commonly referred to as 168 brookview drive 1. Landlord warrants that it and no other person or corporation has the right to lease the Premises, and that so long as Tenant is not in default hereunder, Tenant shall have peaceful and quiet use and possession of the Premises, subject to any Mortgage, and all matters of record or other agreement to which this Lease is or may hereafter be subordinated.

2. Term. The term of this Agreement shall commence at 12:00 PM EST/noon on 10/01/2020(“Commencement Date”) and last for a period of 12 months. The Term shall expire at 12:00 PM EST/noon on 09/30/2021 (“Termination Date”). This Lease shall terminate on the Termination Date, without the necessity of any notice from the Landlord. If the Tenant wants to vacate the Premises on the Lease End Date and terminate the Lease without further liability to Landlord for Rent, Tenant must give written notice to Landlord at least 30 days before the Lease End Date of Tenant’s intent to vacate the Premises (the “Termination Notice”), and Tenant hereby waives notice to vacate or quit the Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of the Premises from a tenant holding over to the same extent as if statutory notice had been given. Tenant hereby agrees that if it fails to surrender the Premises at the end of the Term, Tenant will be liable to Landlord for any and all damages which Landlord shall suffer by reason thereof, and Tenant will indemnify Landlord against all claims and demands made by any succeeding tenants against Landlord, founded upon delay by Landlord in delivering possession of the Premises to such succeeding tenant. If the Tenant has not timely given the Termination Notice to Landlord, then the Tenant shall be a month-to-month tenant from the scheduled Lease End Date on the terms and conditions in this Lease, except that the Tenant must pay a Month to Month (MTM) fee of $50.00 plus the increased rental amount offered on renewal. A Month to Month option shall only be granted up to 3 months for tenants seeking to buy a home or in extenuating circumstances, to be approved by E & E. Tenant may so renew by (a) signing and marking the renewal option on a renewal form (the “Renewal Form”) that shall accompany the Renewal Option Notice, and (b) returning the signed and completed Renewal Form to Landlord no later than the date stated in the Renewal Form. The Renewal Option Notice also shall inform Tenant of the amount of Rent for the Renewal Term (the “Renewal Rent”) and any changes to the terms of the Lease that apply to the Renewal Term. If Tenant does not provide the Termination Notice but signs and returns the Renewal Form (marked as a renewal) to Landlord, then Tenant shall be a tenant through the Renewal Term on the same terms of this Lease except: as specifically changed in the Renewal Option. There will be a one time non refundable renewal fee of $110. If the tenant has a pet there will be an additional semi annual inspection fee of $110.

3. Possession. Possession of the Property shall be given on the Commencement Date. If Landlord is unable to deliver possession of Property on the Commencement Date, rent shall be abated on a daily basis until possession is granted. If possession is not granted within Ten (10) calendar days of the Commencement Date, Tenant may terminate this Lease by giving written notice to Landlord, in which event Landlord shall promptly refund all deposits to Tenant. Landlord shall not be liable for damages or any costs thereof caused by a delay in the delivery of possession of the Premises to Tenant.

4. Rent. Tenant covenants, and agrees to pay to Landlord as rent for the Premises, the sum of $1,050 per month, in advance, on the first day of each month during the Lease Term. The total rental amount due under this lease shall be: $12,600 and shall be paid at the following address:

6931 Powers St, Riverdale, GA 30274 or www.eecapitalmanagement.com (or at such other address as may be designated from time to time by Landlord in writing).

If the Commencement Date or the Ending Date is on the second day through the last day of any month, the rent shall be prorated for that month. Mailing the rent payment shall not constitute payment. Rent must be actually received by Landlord to be considered paid. Tenant acknowledges that all funds received will be applied to the oldest outstanding balance including but not limited to additional rent resulting from late payments of rent, fees associated with checks returned for insufficient funds, administrative fees, costs and fees associated with a dispossessory action, etc.

Accepted forms of payment include, Cashier’s Checks, Money orders, Online payment if accepted per owner and rent is not late. Check and cash payments are not allowed and will not be considered paid at Landlords discretion.

5. Late Payment; Service Charge for Returned Checks. Rent not paid in full by the 1st day of the month shall be late. Landlord has no obligation to accept any rent not received by the 5th of the month. If late payment is made and Landlord accepts the same, the payment must be in the form of cashier’s check or money order and must include the daily fee of Thirty and No/100s Dollars ($30.00) plus, if applicable, a service charge of Twenty Five and No/100s ($25.00) for any returned check. Landlord reserves the right, upon notice to Tenant, to refuse to accept personal checks from Tenant after one or more of Tenant’s personal checks have been returned by the bank unpaid.

A.	The late fee cannot exceed One hundred and twenty No/100s Dollars ($120.00)

B.	If the tenant does not pay the late fee by the 10th of the month an eviction process will begin immediately.

6. Dispossessory Fee. Notwithstanding anything to the contrary contained herein, if Tenant owes any outstanding, additional rent and other fees or charges as of the 30th day of the month, Landlord may file a dispossessory action within the county in which the Property is located. In the event that a dispossessory action is filed against the tenant, a fee of Three Hundred and No/100s Dollars ($300.00) will be assessed to Tenant to cover the costs of filing fees, court costs, attorney fees, plus an administrative fee of Fifty and No/100s Dollars ($50.00) per dispossessory action.

7. Security Deposit.

1.	Amount of Security Deposit: Simultaneously with the execution of this Agreement, Tenant has paid to Landlord a security deposit in the amount of $1,425 (“Security Deposit”), the receipt of which is hereby acknowledged. The Security Deposit shall not constitute an advance payment of any amounts owed by Tenant under this Lease, or upon termination of this Lease. Landlord may, without prejudice to any other remedy, use the Security Deposit to the extent necessary to remedy any default in the payment of rent or to satisfy any other obligation of Tenant hereunder, and Tenant shall promptly, on demand, restore the Security Deposit to its original amount. If Landlord transfers its interest in the Premises during the Term, Landlord may assign the Security Deposit to the transferee who shall become obligated to Tenant for its return pursuant to the terms of this Lease, and thereafter Landlord shall have no further liability for its return. There will be an additional one time non refundable admin fee of $175.

2.	Deposit of Security Deposit: The Security Deposit shall be deposited within five banking days of the Effective Date by the holder thereof E & E Capital Management, LLC (“Holder”) into the type of account listed below or in such other escrow/trust account of which Holder has given written notice of the bank and account number to all parties and interest earned on such account shall belong to Holder. Security Deposit to be held in Landlord’s General Account.

3.	Tenant’s Security Deposit will be kept in an escrow/trust account but shall be co- mingled with other security deposits.

4.	Security Deposit Check Not Honored: In the event any Security Deposit check is not honored, for any reason, by the bank upon which it is drawn, Holder shall promptly notify all parties to this agreement. Tenant shall have 3 (three) banking days after notice to deliver good funds to Holder. In the event Tenant does not timely deliver good funds, Landlord shall have the right to terminate this Lease upon written notice to Tenant. The Tenant has 2 weeks to move in from the date they give their security deposit. If the Tenant wants to change their move in date past the 2 weeks and the Landlord does not consent and cancel’s the lease the security deposit will be forfeited due to holding the property for said Tenant.

5.	Security Deposit in case of cancelled lease: If the Tenant elects to not move into the property for any reason after signing the lease the Landlord may choose to not return the security deposit and it shall be forfeited immediately upon cancellation of the move in.

6.	Return of Security Deposit: The balance of the Security Deposit shall be returned to Tenant by Holder within 30 (thirty) days after the termination of this Agreement or the surrender of Premises by Tenant, whichever occurs last (hereinafter “Due Date”); provided that Tenant meets the following requirements: (1) the full term of the Lease has expired; (2) Tenant has given a THIRTY (30) days written notice to vacate; (3) no damage has been done to the Premises or its contents, normal wear and tear excepted; (4) the entire Premises is clean and free of dirt, trash and debris; (5) all rent, additional rent, fees and charges have been paid in full; (6) there are no holes and scratches on walls or cabinets, normal wear and tear excepting; and (7) all Keys have been turned over to Landlord/Broker.

7.	Deductions from Security Deposit: Holder shall have the right to deduct from the Security Deposit: (1) the cost of repairing any damage to Premises or Property caused by the negligence, carelessness, accident or abuse of Tenant, Tenant’s household or their invitees, licensees and guests; (2) unpaid rent, utility charges or pet fees; (3) cleaning costs if Premises is left unclean; (4) the cost to remove and dispose of any personal property; and/or (5) late fees and any other unpaid fees and charges referenced herein; (6) a fee of Seventy Five and No/100s Dollars ($75.00) to rekey the locks either at the request of Tenant or upon the termination of the Lease for a reason other than the Buyer has closed on the purchase of the Property.

8.	Early Termination of lease: If the tenant moves out before the lease is over they automatically forfeit their security deposit. The tenant will be responsible for paying the full rent for the month they are moving in, as well as the next months rent. Tenants must allow access to the property within the last 30 days of their move out for showings and inspections.

9.	Move Out Statement: At the Termination Date, or upon the earlier termination of this lease, Holder shall provide Tenant with a statement (“Move-Out Statement”) listing the exact reasons for the retention of the Security Deposit or for any deductions there from. If the reason for the retention is based upon damage to Premises, such damages shall be specifically listed in the Move- Out Statement. The Move-Out Statement shall be prepared within 3 (three) banking days after the termination of occupancy if notice of termination is given and the termination is due to any reason other than the closing of the purchase of the Property by Tenant. If Tenant terminates occupancy without notifying the Holder, Holder may make a final inspection within a reasonable time after discovering the termination of occupancy. Tenant shall have the right to inspect Premises within 5 (five) banking days after the termination of occupancy in order to ascertain the accuracy of the Move-Out Statement. If Tenant agrees with the Move-Out Statement, Tenant shall sign the same. If Tenant refuses to sign the Move-Out Statement, Tenant shall specify in writing, the items on the Move-Out Statement with which Tenant disagrees within 3 (three) banking days. For all purpose’s herein, a banking day shall not include Saturday, Sunday or federal and state holidays.

10.	Delivery of Security Deposit: Holder shall deliver the balance of the Security Deposit, if any, to Tenant prior to the Due Date along with a final copy of the Move Out Statement.

11.	Delivery of Move Out Statement: The Move Out Statement shall be delivered by Holder before the Due Date and shall be accompanied by the balance, if any, of the Security Deposit. The Move Out Statement shall either be delivered personally to Tenant or mailed to the last known address of Tenant via first class mail. If the letter containing the payment is returned to Holder undelivered and if Holder is unable to locate Tenant after a reasonable effort, the payment shall become the property of Landlord 90 (ninety) days after the date the payment was mailed.

8. Move-In Inspection. On the first day of the lease the Landlord shall provide Tenant with “Move-In, Move-Out Inspection Form” attached hereto and incorporated hereinafter (the “Form”) itemizing any existing damages to Premises. On the lease start date, Tenant will be given the right to inspect Premises to ascertain the accuracy of the Form. Both Landlord and Tenant shall sign the Form. Tenant shall be entitled to retain a copy of the Form. Tenant acknowledges that Tenant has carefully inspected Property in which Premises are located and is familiar with the same. Tenant acknowledges that they are accepting the property “AS-IS” and has no cause to claim improper property conditions after accepting the condition on the move in statement. Any attempt to move out due to property conditions after accepting the move in statement will not be upheld in the court of law nor a valid reason to terminate the lease.

9. Utilities. Tenant acknowledges that all utilities and/or services are to be paid for by Tenant, with the NO Exception. Tenant must connect, or transfer utilities not provided by Landlord into the name of Tenant within 2 days of the commencement of Lease. At any time thereafter, Landlord may, without notice to Tenant, disconnect any utilities serving Premises which are in the name of Landlord and are not being provided by Landlord under this Lease. Landlord may, at Landlord’s option, pay utilities and be reimbursed by Tenant as additional rent. Tenant must provide proof of payment of final bills for all utilities or service termination (cutoff) slips. Tenants are responsible for turning utilities off in their name after they vacate the property. If Tenant does not turn it off the owner and Landlord are not responsible for the charges to the Tenant.

Tenant’s failure to pay any utility bill, as and when due, shall constitute an Event of Default.

Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Premises. If Tenant desires to install any equipment which shall require additional utility facilities or utility facilities of a greater capacity than the facilities provided by Landlord, such installation shall be subject to Landlord’s prior written approval, which may be withheld at Landlord’s sole discretion. If such installation is approved by Landlord and if Landlord provides such additional facilities to accommodate Tenant’s installation, Tenant agrees to pay Landlord, on demand, the cost for providing such additional utility facilities or utility facilities of greater capacity. Landlord shall not be liable to Tenant in damages or otherwise (i) if any utility shall become unavailable from any public utility company, public authority or any other person or entity (including Landlord) supplying or distributing such utility, or (ii) for any interruption in any utility service (including, without limitation, any heating, ventilation, air conditioning or sprinkler) caused by the making of any necessary repairs or improvements or by any cause beyond Landlords reasonable control, and the same shall not constitute a termination of this Lease or an eviction of Tenant.

Should any interruption or discontinuance of utility services, result from the Landlord’s action, negligent or otherwise, and the same shall continue, unabated, for a term of Thirty (30) business days and such interruption materially interferes with Tenant’s ability to conduct business, then Landlord shall abate the rent for the Premises until such utility service has been restored, and should such interruption continue for an additional thirty (30) business days, Tenant and Landlord shall each have the option to terminate this Agreement without further liability to one another. In the event of any such interruption of any such services as contemplated by this paragraph, Landlord shall use reasonable diligence to restore such service.

10. Owner ‘ s Property Disclosure Statement. Owner’s Property Disclosure is not attached to this Lease.

11. Tenant’ s Responsibilities.

A.	Repairs and Maintenance: Tenant acknowledges that Tenant has inspected Premises and that it is fit for Tenant occupancy. Tenant shall promptly notify Landlord of any dangerous condition or need for maintenance existing in Premises or on Property. Upon receipt of notice from Tenant, Landlord shall, within a reasonable time period thereafter, repair the following: (1) all defects in Premises or Property which create unsafe living conditions or render Premises untenable; and (2) to the extent required by state law, such other defects which, if not corrected, will leave Premises or Property in a state of disrepair. Except as provided above, Tenant agrees to maintain Premises in the neat, sanitary and clean condition, free of trash and debris, reasonable wear and tear excepted.

B.	When submitting maintenance request, we ask that the tenants are submitting all repairs for the home at one time so everything can be addressed at one time. Please keep in mind that only emergencies will be addressed within 48 business hours and repaired as soon as the landlord gets owner approval. Work orders considered Emergencies:

C.	ELECTRICAL: Any major electrical problem or power outage (1 to 2 lights being out or light bulbs not working do not count)

D.	NO POWER: No power to your stove and/or refrigerator

E.	WATER LEAKS: Any water leaks that cannot be contained in a bucket until the next business morning or any water leak that may be causing structural damage.

F.	SEWERS: Any major sewer back-ups or non-working toilets in a property having only one bathroom

G.	NO AIR/HEAT: No air-conditioning when outside temperature is over 80 degrees. No heat when outside temperature is under 50 degrees. Please note that AC work cannot be performed on air conditioners in rain, lightning or at night.

H.	If your request is not an emergency it will be handled in order of priority. We ask that tenants do not submit duplicate work orders if you have not heard from anyone. This can be reported by contacting the office staff by phone, email, or the online contact form through your account.

I.	Tenants must keep updated contact information in their account or Landlord will not be able to and will not be held liable for not being able to schedule an appointment.

J.	Work order scheduling: Tenant will be given 3 scheduling options for work orders to be completed within business hours of 9 am to 5:30 pm Monday through Friday. If the Tenant does not choose an option and the work order is not a priority listed above then the work order will be cancelled. If the work order is a priority or an item damaging the property than the Tenant acknowledges that the vendor will be allowed access into the property with a key at their available time with a 24 hr notice to the Tenant.

K.	During the Term of this Lease, Tenant may make certain repairs and improvements with the prior written consent of Landlord. It being agreed that any improvements made to the Property during the Term will serve to benefit the Landlord, regardless of whether the closing, as contemplated in the Lease Purchase Agreement, is consummated. The procedure for obtaining Landlord approval of any repairs performed by Landlord shall be as follows: (1) Tenant shall submit a written request to Landlord, providing an estimated dollar amount of the repair(s) or improvement(s) to be completed; (2) Tenant’s request shall be submitted to Landlord prior to the commencement of any repairs or commencement of improvements; (3) Landlord will then either consent to the repairs and improvements or not allow such repairs and improvements, any such consent shall not unreasonably be withheld.

Following completion of the approved repairs or improvements, Tenant shall provide Landlord with any and all receipts for the work performed and Landlord shall reimburse the Tenant, within Thirty (30) days of receipt of all receipts from Tenant, for all repairs performed. Nothing contained herein shall create an obligation on behalf of Tenant to perform any repairs. In the event Tenant and Landlord cannot agree on the costs of the requested repairs and improvements, then Landlord reserves the right to make all such repairs, using his own contractors and laborers, at his own expense.

L.	Missed Appointments: From time to time it may be necessary for Landlord and Landlord’s authorized agents including, but not limited to, property management personnel, maintenance contractors, appraisers, and real estate agents to gain access to the Property for the purpose of inspecting the Property or performing repairs and Tenant does hereby grant permission to Landlord and Landlord’s authorized agents to enter the Property for these purposes. If Tenant fails to keep a pre-arranged, mutually agreed to appointment allowing access to the property then Tenant agrees to pay Eighty Five and No/100s Dollars ($85.00) per event as liquidated damages to Landlord and such amount shall become due as additional rent under this agreement.

M.	Invalidated Claims: If a Tenant requests a work order for an issue that cannot be validated by an approved vendor, then the tenant will be charged the fee from the vendor and will be responsible for paying that fee within 1 month of receiving it.

N.	Lawn and Exterior Maintenance: Tenant shall keep the lawn mowed and edged, beds free of weeds, shrubs trimmed, gutters cleaned out, trash and grass clippings picked up on a regular basis (minimum of once every two weeks in growing season and fall leaf season) and shall keep Property, including yard, lot, grounds, Premises, walkways and driveway clean and free of rubbish. Any damage arising from the gutters not being cleaned will be charged to the Tenant.

O.	Pest Control: Landlord will be responsible for termite and rodent control. Landlord shall not provide pest control services (which include the removal of ants, cockroaches, spiders and other insects). If the Tenant has a roach infestation after they move in they will be considered the cause of it and charged for the treatments. A pest control company will be sent to the property after the first 6 months of the lease, if an issue is found the tenants will be charged for the treatments.

P.	Smoke Detector: Tenant acknowledges that Premises is equipped with a smoke detector(s) that is in good working order and repair. Tenant agrees to be solely responsible to check the smoke detector every thirty (30) days and notify Landlord immediately if the smoke detector is not functioning properly.

Q.	HVAC Filters: Tenant is responsible to change HVAC filter a minimum of 2 times per year, once in the spring and once in the winter. An exception being if the HVAC unit is located in the crawl space of the property.

R.	Freezing of Pipes: To help in preventing the freezing of pipes, Tenant agrees that when the temperature outside falls below 32°F, Tenant shall:

(a)	leave the thermostat regulating the heat serving Premises in an “on” position and set to a minimum of 60°F; and (b) leave the faucets dripping.

S.	Mold and Mildew: Tenant acknowledges that mold and/or mildew can grow in any portion of the Premises that are exposed to elevated levels of moisture and that some forms of mold and mildew can be harmful to the health. Tenant therefore agrees to regularly inspect the Premises for mold and/or mildew, and immediately report to Landlord any water intrusion problems, mold and/or mildew (other than in sinks, showers, toilets and other areas designed to hold water or to be wet areas). Tenant shall not block or cover any heating, ventilation, or air conditioning ducts located in the Premises.

T.	Holding Over: Tenant shall have no right to remain in the Property after the termination or expiration of this Lease. Should Tenant fail to vacate the Property upon the expiration or termination of this Agreement, Tenant shall pay Landlord a fee equal to two hundred percent of the per deim rental amount for every day that Tenant holds over after the expiration or termination of this Lease. Acceptance of the occupancy fee by Landlord shall in no way limit Landlord’s right to treat Tenant as a tenant at sufferance for unlawfully holding over and to dispossess Tenant for the same.

R.	Painting the interior of the Property: Tenant may paint the interior of the Property upon receipt of Landlord’s prior written consent of the paint color and the approval to paint, which Landlord may withhold at Landlord’s sole discretion. In the event Landlord consents to Tenant’s painting of the interior of the Property, Tenant agrees at the end of Term and at Tenant’s sole cost and expense, to re-paint the interior of the Property in a neutral color approved by Landlord or Landlord’s property manager, if any, and with a contractor approved by Landlord, which approval may be withheld at Landlord’s sole discretion.

11. Lead-Based Paint. For any portion of the Premises built prior to 1978, Tenant acknowledges that Tenant has received, read, and signed the Lead-Based Paint Exhibit attached hereto and incorporated herein by reference.

12. Notice of Propensity of Flooding. Landlord hereby notifies Tenant as follows: Some portion or all of the living space or attachment thereto on Property has OR x has not been flooded at least three times within the last five years immediately preceding the execution of this Lease. Flooding is defined as the inundation of a portion of the living space caused by an increased water level in an established water source such as a river, stream, or drainage ditch, or as a ponding of water at or near the point where heavy or excessive rain fell.

13. Sublet and Assignment. Tenant may not sublet Property in whole or in part or assign this Lease without the prior written consent of Landlord. This Lease shall create the relationship of Landlord and Tenant between the parties hereto; no estate shall pass out of Landlord and this Lease shall create a usufruct only.

14. Use and Occupancy. Property shall be used for Tenant purposes only and shall be occupied only by the persons listed as follows:

Property shall be used so as to comply with all federal, state, county, and municipal laws and ordinances and any applicable declaration of condominium; declaration of covenants, conditions, and restrictions; all rules and regulations pursuant thereto; and any community association bylaws; and rules and regulations.

15. Nuisances and Unlawful Activities. Tenant shall be responsible for ensuring that Tenant and Tenant’s guests, invitees, occupants and family members comply with the Rules and Regulations applicable to Tenant set forth herein and any term, condition or provision of this Lease relating to the use of the Premises or Property and do not engage in any activity while on Property that is unlawful, would endanger the health and safety of others or would otherwise create a nuisance. In the event Tenant or any of the above-named parties are arrested or indicted for an unlawful activity occurring on Property and said charges are not dismissed within 30 (thirty) days thereafter, Tenant shall be deemed to be in default of this Lease and Landlord may terminate this Lease immediately. For the purpose of this Lease, an unlawful activity shall be deemed to be any activity in violation of local, state or federal law.

16. Right of Access, Signage. Upon 24 hours advance notice to Tenant, Landlord shall have the right Monday through Saturday from 9:00 a.m. to 8:00 p.m. to have access to Premises or Property to inspect, repair and maintain the same and/or to show the Property to prospective buyers. In the case of emergency, Landlord may enter Premises or Property at any time to protect life and prevent damage to Premises and Property. In addition, during the last Thirty (30) days of the term of the Lease, and during any period when Premises is being leased month to month, Landlord may also place a “for rent” or “for sale” sign in the yard or on the exterior of any dwelling on Property, may install a lockbox and may show Premises to prospective tenants or purchasers during reasonable hours. Tenant agrees to cooperate with Landlord and Broker who may show Premises to prospective tenants or buyers. In the event a lockbox is installed, Tenant shall secure jewelry and other valuables and agrees to hold Landlord harmless for any loss thereof. For each occasion where the access rights described above are denied, Tenant shall pay Landlord the sum of Twenty Five and No/100s Dollars ($25.00) as liquidated damages; it being acknowledged that Landlord shall be damaged by the denial of access, that Landlord’s actual damages are hard to estimate, and that the above amount represents a reasonable pre-estimate of Landlord’s damages rather than a penalty.

17. Property Loss. Storage of personal property by Tenant in Premises or in any other portion of Property shall be at Tenant’s risk and Landlord shall not be responsible for any loss or damage. Tenant is required to obtain renter’s insurance and shall be solely responsible to insure Tenant’s personal property against loss or damage.

18. Rules and Regulations.

A.	Tenant is prohibited from adding, changing or in any way altering locks installed on the doors of Premises without prior written permission of Landlord. If all keys to Premises and Property are not returned when Tenant vacates Premises, Landlord may charge a re-key charge in the amount of actual cost for service.

B.	Motor vehicles with expired or missing license plates, non-operative vehicles, boats, trailers, RVs and campers are not permitted on Property. Any such vehicle may be removed by Landlord at the expense of Tenant, for storage or for public or private sale, at Landlord’s option, and Tenant shall have no right or recourse against Landlord thereafter.

C.	Other than normal household goods in quantities reasonably expected in normal household use, no goods or materials of any kind or description which are combustible, would increase fire risk or increase the risk of other casualties, shall be kept in or placed on Property.

D.	No nails, screws or adhesive hangers except standard picture hooks, shade brackets and curtain rod brackets may be placed in walls, woodwork or any part of Premises.

E.	No pets are allowed unless the exhibit entitled “Pet Exhibit” is attached to this Lease. Under no circumstances shall Tenant be allowed to keep any dog which is deemed dangerous by Landlord, in Landlord’s sole discretion. Tenant agrees that Landlord shall not be liable for any determination concerning Tenant’s ability to keep a dog at the Property.

F.	Tenant shall not, on or in Property, improperly dispose of motor oil, paints, paint thinners, gasoline, kerosene or any other product which can cause environmental contamination on or in Property.

G.	No waterbeds are allowed in Premises without written consent of Landlord.

H.	No space heaters or window air conditioning units shall be used to heat or cool Premises except with the written consent of Landlord.

I.	No window treatments currently existing on any windows shall be removed or replaced without the prior written consent of Landlord.

J.	Tenant shall comply with all posted rules and regulations governing the use of any recreational facilities, if any, located on Property.

K.	Tenant shall comply with all posted Rules and Regulations governing the parking of motor vehicles on Property or the use of driveways, sidewalks and streets on Property.

L.	Tenant shall not skateboard, skate, rollerblade or bicycle on Property without wearing proper safety equipment.

M.	Any location and means of installation and repair and/or maintenance of any telephone, cable TV, satellite, Internet or data wiring and/or systems are the sole responsibility of Tenant, but must be approved, in advance, by Landlord. Landlord does not warrant and shall not be responsible for any portion of any telephone, cable TV, satellite, Internet or data wiring and/or systems serving Property.

19. Default.

A.	Default Generally: Tenant shall be in default of this Lease upon the occurrence of any of the following:

1.	Tenant fails to cure any violation of Rules and Regulations set forth herein, or otherwise fails to abide by and perform any of the obligations, terms, conditions or provisions of this Lease within three days after Landlord delivers notice of the same to Tenant.

2.	Tenant violates the Rules and Regulations set forth herein three times during the term of the Lease regardless of whether such violation is cured.

3.	Tenant files a petition in bankruptcy (in which case this Lease shall automatically terminate and Tenant shall immediately vacate the Premises leaving it in the same condition it was in on the date of possession, normal wear and tear excepted.)

4.	Tenant fails to timely pay rent or other amounts owed to Landlord. Tenant fails to reimburse Landlord for any damages, repairs and costs to the Premises or Property (other than normal wear a tear) caused by the actions or neglect of Tenant, members of Tenant’s household or the guests or invitees of Tenant. All rights and remedies available to Landlord by Law or in this Lease shall be cumulative and concurrent.

B.	Remedies of Default. In the event of the occurrence of any of the events described in Section 19(A) above, Landlord, at its election, may exercise one or more of the following options, the exercise of any of which shall not be deemed to preclude the exercise of any others herein listed or otherwise provided by statute or general law at the same time or at subsequent times or actions:

1.	Re-enter and retake possession of the Premises and, at Landlord’s option, attempt to relet the Premises on behalf of Tenant at such rent and under such terms and conditions as Landlord may deem best under the circumstances for the purpose of reducing Tenant’s liability. Landlord shall not be deemed to have terminated this Lease or thereby accepted a surrender of the Premises, and Tenant shall remain liable for all rent and other sums due under this Lease and for all damages suffered by Landlord by reason of Tenant’s breach of any of the covenants of this Lease.

2.	Declare this Lease, in writing, to be terminated, ended and null and void, and reenter upon and take possession of the Premises, whereupon all right, title and interest of Tenant in the Premises shall end, provided that Tenant shall be liable for damages in the amount of all Rent and other sums that would have come due under this Lease for the balance of the term hereof, and for all other damages suffered by Landlord by reason of Tenant’s breach of any of the covenants of this Lease.

3.	Accelerate and declare the entire remaining unpaid Rent and other sums payable for the balance of the Term of this Lease to be immediately due and payable forthwith, and may, at once, take legal action to recover and collect the same.

4.	Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be deemed to be Additional Rent and shall be repaid to Landlord by Tenant upon demand.

5.	Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain, in proceedings for the termination of this Lease by reason of bankruptcy or insolvency, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. The failure or refusal of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant=s liability for damages.

6.	Force Majeure. In any case where either party hereto is required to do any act (other than make payment of money), delays caused by or resulting from an Act of God, war, civil commotion, fire, the elements or other casualty, labor difficulties, general shortages of labor, materials or equipment, permitting delays, or other causes beyond such party’s reasonable control, shall not be counted in determining the time when the performance of such act must be completed, whether such time be designated by a fixed time, a fixed period of time, or a reasonable time.

7.	All rights and remedies available to Landlord by law or in this Lease shall be cumulative and concurrent.

20. Destruction of Property.

A.	If flood, fire, storm, mold, other environmental hazards that pose a risk to the occupants health, other casualty or Act of God shall destroy (or so substantially damage as to be uninhabitable) Premises, rent shall abate from the date of such destruction. Landlord or Tenant may, by written notice, within 30 (thirty) days of such destruction, terminate this Lease, whereupon rent and all other obligations hereunder shall be adjusted between the parties as of the date of such destruction.

B.	If Premises is damaged but not rendered wholly untenable by flood, fire, storm, or other casualty or Act of God, as determined solely by Tenant, then rent shall abate in proportion to the percentage of Premises which has been damaged and Landlord shall restore Premises as soon as is reasonably practicable whereupon full rent shall commence.

C.	Rent shall not abate nor shall Tenant be entitled to terminate this Lease if the damage or destruction of Premises, whether total or partial, is the result of the negligence of Tenant or Tenant’s household or their invitees, licensees, or guests.

D.	Any Damages caused by the tenants or their guests will be billed directly to the tenants and must be paid within 1 month of receiving the invoice.

21. Mortgagee’s Rights . Tenant’s rights under this Lease shall at all times be automatically junior and subordinate to any deed to secure debt which is now or shall hereafter be placed on Property. If requested, Tenant shall execute promptly any certificate that Landlord may request to effectuate the above.

22. Disclaimer.

A.	General: Tenant and Landlord acknowledge that they have not relied upon any advice, representations or statements of Brokers and waive and shall not assert any claims against Brokers involving the same. Tenant and Landlord agree that no Broker shall have any responsibility to advise Tenant and/or Landlord on any matter including but not limited to the following except to the extent Broker has agreed to do so in a separately executed Property Management Agreement: any matter which could have been revealed through a survey, title search or inspection of Property; the condition of Property, any portion thereof, or any item therein; building products and construction techniques; the necessity or cost of any repairs to Property; mold; hazardous or toxic materials or substances; termites and other wood destroying organisms; the tax or legal consequences of this transaction; the availability and cost of utilities or community amenities; the appraised or future value of Property; any condition(s) existing off Property which may affect Property; the terms, conditions and availability of financing; and the uses and zoning of Property whether permitted or proposed. Tenant and Landlord acknowledges that Broker is not an expert with respect to the above matters and that, if any of these matters or any other matters are of concern, Tenant should seek independent expert advice relative thereto. Tenant and Landlord acknowledges that Broker shall not be responsible to monitor or supervise any portion of any construction or repairs to Property and that such tasks clearly fall outside the scope of real estate brokerage services.

B.	Neighborhood Conditions: Tenant acknowledges that in every neighborhood there are conditions which different tenants may find objectionable. It shall be Tenant’s duty to become acquainted with any present or future neighborhood conditions which could affect the Property including without limitation land-fills, quarries, high-voltage power lines, cemeteries, airports, stadiums, odor producing factories, crime, schools serving the Property, political jurisdictional maps and land use and transportation maps and plan. If Tenant is concerned about the possibility of a registered sex offender residing in a neighborhood in which Tenant is interested, Tenant should review the Georgia Violent Sex Offender Registry available on the Georgia Bureau of Investigation Website at www.state.ga.us/gbi/disclaim.html

23. Other Provisions.

A.	Time of Essence: Time is of the essence of this Lease.

B.	No Waiver: Any failure of Landlord to insist upon the strict and prompt performance of any covenants or conditions of this Lease or any of the rules and regulations set forth herein shall not operate as a waiver of any such violation or of Landlord’s right to insist on prompt compliance in the future of such covenant or condition, and shall not prevent a subsequent action by Landlord for any such violation. No provision, covenant or condition of this Lease may be waived by Landlord unless such waiver is in writing and signed by Landlord.

C.	Definitions: Unless otherwise specifically noted, the term “Landlord” as used in this Lease shall include its representatives, heirs, agents, assigns, and successors in title to Property and the term “Tenant” shall include Tenant’s heirs and representatives. The terms “Landlord” and “Tenant” shall include singular and plural, and corporations, partnerships, companies or individuals, as may fit the particular circumstances. The term “Effective Date” shall mean the date that this Lease has been signed by the Tenant and Landlord and a fully signed and executed copy thereof has been returned to the Landlord.

D.	Joint and Several Obligations: The obligations of Tenant set forth herein shall be the joint and several obligations of all persons occupying the Premises.

E.	Entire Agreement: This Lease and any attached addenda and exhibits thereto shall constitute the entire Agreement between the parties and no verbal statement, promise, inducement or amendment not reduced to writing and signed by both parties shall be binding.

F.	Attorney’ s Fees, Court Cost s and Costs of Collection : Whenever any monies due hereunder are collected by law, or by attorney at law to prosecute such an action, then both parties agree that the prevailing party will be entitled to reasonable attorney’s fees, plus all costs of collection.

G.	Indemnification: Tenant agrees to indemnify and hold Landlord and Broker harmless from and against any and all injuries, damages, losses, suits and claims against Landlord and/or Broker arising out of or related to: (a) Tenant’s failure to fulfill any condition of this Lease;

(b) any damage or injury happening in or to Property or to any improvements thereon as a result of the acts or omissions of Tenant or Tenant’s family members, invitees or licensees; (c) Tenant’s failure to comply with any requirements imposed by any governmental authority; (d) any judgment, lien or other encumbrance filed against Property as a result of Tenant’s actions and any damage or injury happening in or about Property to Tenant or Tenant’s family members, invitees or licensees (except if such damage or injury is caused by the intentional wrongful acts of Landlord or Broker); (e) failure to maintain or repair equipment or fixtures, except where Landlord and/or Broker use their best efforts to make the necessary repairs within a reasonable time period and Tenant covenants not to sue Landlord or Broker with respect to any of the above- referenced matters. For the purpose of this paragraph, the term “Broker” shall include Broker and Broker’s affiliated licensees and employees.

H.	Tenant Has No Ownership Interest in Property. Tenant shall not have any ownership interest in the Property, either legal or equitable until and unless Tenant closes upon the purchase of the Property.

I.	Notices:

1.	All Notices Must Be In Writing. All notices, including but not limited to offers, counteroffers, acceptances, amendments, demands, notices of termination or vacating and other notices, required or permitted hereunder shall be in writing, signed by the party giving the notice.

2.	Method of Delivery of Notice. Subject to the provisions herein, all notices shall be delivered either: (1) in person; (2) by an overnight delivery service, prepaid; (3) Email; or (4) by registered or certified U. S. mail, pre-paid return receipt requested.

3.	When Notice Is Deemed Received. Except as may be provided herein, a notice shall not be deemed to be given, delivered or received until it is actually received. Notwithstanding the above, a notice sent by Fax shall be deemed to be received by the party to whom it was sent as of the date and time it is transmitted provided that the sending Fax produces a written confirmation showing the correct date and the time of the transmission and the telephone number referenced herein to which the notice should have been sent.

4.	Certain Types of Signatures Are Originals. A facsimile signature shall be deemed to be an original signature for all purposes herein. An e- mail notice shall be deemed to have been signed by the party giving the same if the e-mail is sent from the e-mail address of that party and is signed with a “secure electronic signature” as that term is defined under Georgia Law.

J.	Appliances: The following appliances are in Premises and included in this Lease:

yes

Tenant acknowledges that Tenant has inspected these appliances and that the same are in good working order and repair.

K.	Keys: Landlord may release keys to Premises to any of the occupants listed herein.

L.	Waiver of Homestead Rights: Tenant for himself and his family waives all exemptions or benefits under the homestead laws of Georgia.

M.	Governing Law: This Lease may be signed in multiple counterparts and shall be governed by and interpreted pursuant to the laws of the State of Georgia. This Lease is not intended to create an estate for years on the part of Tenant or to transfer to Tenant any ownership interest in the Property.

N.	Security Disclaimer: Tenant acknowledges that: (1) crime can occur in any neighborhood including the neighborhood in which Property is located; and (2) while Landlord may from time to time do things to make Property reasonably safe, Landlord is not a provider or guarantor of security in or around Property. Tenant acknowledges that prior to occupying Property, Tenant carefully inspected all windows and doors (including the locks for the same) and all exterior lighting and found these items: (a) to be in good working order and repair; and (b) reasonably safe for Tenant and Tenant’s household and their invitees, licensees and guests knowing the risk of crime. If during the term of the Lease any of the above items become broken or fall into disrepair, Tenant shall give notice to Landlord of the same immediately.

24. Property Management.

A.	Brokerage: represented Tenant, (the “Leasing Broker”) and E & E Capital Management, LLC, represented Landlord (the “Listing Broker”) (collectively, the “Brokers”). The Broker(s) identified herein have performed valuable brokerage services and are to be paid a commission pursuant to a separate agreement or agreements. Unless otherwise provided for herein, the Listing Broker will be paid a commission by the Landlord, and the Leasing Broker will receive a portion of the Listing Broker’s commission pursuant to a cooperative brokerage agreement, if any.

B.	Property Management: Listing Broker is the authorized agent of Landlord for the purposes of managing Property in accordance with a separate management agreement. If there is an agreement between Landlord and Listing Broker to manage Premises: (1) Tenant agrees to communicate with Listing Broker on all issues relating to or arising out of this Agreement; (2) Listing Broker shall have the power and legal authority to exercise the rights of the Landlord hereunder, (3) Tenant shall pay the rent due hereunder to Listing Broker at the address of Listing Broker specified herein or at such other address of which Listing Broker may give notice to Tenant, and (4) subject to the management agreement, Listing Broker shall perform the obligations of Landlord hereunder. The termination of the management agreement shall not terminate this Agreement.

25. Exhibits. All exhibits attached hereto listed below or referenced herein are made a part of this Agreement. If any such exhibit conflicts with any preceding paragraph, said exhibit shall control:

SPECIAL STIPULATIONS. The following Special Stipulations, if conflicting with any exhibit or preceding paragraph, shall control:

1. If the tenant does not transfer the gas and electric service into their accounts within 5 days they will be charged $25.00 for every day they have gone past the allotted time period.

2. In the case of eviction the tenant will be responsible for utility charges for the time period the tenant was obligated to pay the charges under the lease contract, subject to our mitigation of damages. In the event that tenant fails to timely establish utility service, management may charge tenant for any utility service billed to management for tenant’s house and may charge a reasonable administration fee for billing for the utility service in the amount of $30.00.

3. When tenant moves out, tenant will receive a final bill which may be estimated based on the tenant’s prior utility usage. This bill must be paid at the time the tenant moves out, or it will be deducted from the security deposit.

4. Annual Inspection $110, Self inspection $40

5.

6.

IN WITNESS WHEREOF, the parties hereto have set their hand and seal the day and year first written above.

TENANT	LANDLORD

E & E Capital Management, LLC

404-287-0074

Tenant’s Phone Number	Landlord’s Phone Number

Tenant’s E-Mail Address	Landlord’s E-Mail Address

Co-Signer/Applicant

Co-Signer/Applicant Phone Number

Co-Signer/Applicant Email Address

Co-Signer/Applicant

Co-Signer/Applicant Phone Number

Co-Signer/Applicant Email Address
E & E Capital Management, LLC H-65721

Tenant’s Broker	Landlord’s Broker